Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit reports dated April 29, 2014, with respect to the consolidated balance sheets of Teekay LNG Partners L.P. and subsidiaries (the “Partnership”) as of December 31, 2013 and December 31, 2012, and the related consolidated statements of income and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, included in its Annual Report on Form 20-F for the year ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

We also consent to the use of our audit report dated March 13, 2014, with respect to the consolidated balance sheets of Malt LNG Netherlands Holdings B.V. (and its subsidiaries) as of December 31, 2013 and December 31, 2012, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity (deficiency), and cash flows for the years then ended, included in the Teekay LNG Partners L.P. Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

July 25, 2014